Exhibit 4.2

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of May 20, 2016 (“Effective Date”), is by and among Sanchez Energy Corporation, a Delaware corporation (the “Issuer”),  Delaware Trust Company, a Delaware state chartered trust company duly organized and existing under the laws of the State of Delaware (the “Successor Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Resigning Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of June 27, 2014, (as the same may be supplemented and amended from time to time, the “Indenture”), entered into by the Issuer, certain Guarantors from time to time parties thereto and the Resigning Trustee, the Issuer issued $1,150,000,000.00 aggregate principal amount of their 6.125% Senior Notes due 2023 (the “Notes”) in two tranches in the aggregate principal amount of $850,000,000.00 on June 27, 2014 and $300,000,000.00 on September 12, 2014, respectively;

WHEREAS, the Issuer appointed the Resigning Trustee as the Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture;

WHEREAS, there is presently issued and outstanding $1,150,000,000.00 in aggregate principal amount of Notes;

WHEREAS, Section 7.08 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Issuer;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture, and the Issuer desires to appoint the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee.  The Resigning Trustee hereby resigns as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer accepts the resignation of the Resigning Trustee as Trustee, Notes Custodian, Registrar and Paying Agent

under the Indenture.  The Issuer hereby appoints the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture.  The Issuer hereby acknowledges that, as of the Effective Date, the Successor Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Notes Custodian, Registrar and Paying Agent.  The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent. The Issuer waives compliance with any applicable advance notice requirements for resignation and appointment of a successor trustee contained in the Indenture.

2.Issuer Representations and Warranties.  The Issuer represents and warrants to the Successor Trustee that:

a.It is duly organized and validly existing under the laws of the State of Delaware;

b.It has full power, authority, and right to execute, deliver and perform this Instrument;

c.The Indenture was validly and lawfully executed and delivered by the Issuer and the Guarantors and is in full force and effect.  The current outstanding aggregate principal amount of the Notes is $1,150,000,000.00;

d.There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any act or omission of the Issuer under the Indenture;

e.Assuming the accuracy of the representation made by the Successor  Trustee in Section 4 hereof, all conditions precedent relating to the appointment of the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture have been complied with by the Issuer, and such appointment is permitted by the Indenture;

f.No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture; and

g.Except as set forth on Exhibit B hereto, the Indenture has not been supplemented and remains in full force and effect.

3.Resigning Trustee Representations and Warranties.  The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.To the knowledge of the responsible officer of the Resigning Trustee who is signing this document, no covenant or condition contained in the Indenture has been waived by the Resigning Trustee or by the holders of the percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

b.To the knowledge of the responsible officer of the Resigning Trustee who is signing this document, there is no action, suit or proceeding pending or threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Notes Custodian, Registrar or Paying Agent under the Indenture;

c.Resigning Trustee shall endeavor to deliver to Successor Trustee, as of or immediately after the Effective Date, to the extent available, all of the documents listed in Exhibit B hereto;

d.The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation;

e.The Resigning Trustee certifies that $1,150,000,000.00 in principal amount of Notes is outstanding and interest due on the Notes has been paid to January 15, 2016; and

f.Except as set forth on Exhibit B hereto, the Indenture has not been supplemented and remains in full force and effect.

4.Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Resigning Trustee and the Issuer that it is eligible to serve as Trustee under Section 7.10 of the Indenture.

5.Assignment by Resigning Trustee.  Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture, all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Notes Custodian, Registrar and Paying Agent, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture.

6.Acceptance by Successor Trustee. The Successor Trustee accepts its appointment as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture and shall assume said rights, powers, duties and obligations upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the

Successor Trustee shall cause a notice, the form of which is annexed hereto as Exhibit A, to be sent to the Issuer and each Holder of the Notes.

7.Additional Documentation.  The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.Choice of Laws.  This Instrument shall be governed by the laws of the State of New York.

9.Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all counterparts shall constitute but one Instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

10.Patriot Act.The Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, the Successor Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee.  The Issuer agrees that it will provide the Successor Trustee with such information as it may reasonably request in order for it to satisfy the requirements of the USA Patriot Act.

11.Notices.  All notices, whether faxed or mailed, will be deemed received in accordance with Section 11.02 of the Indenture to the following:

IF TO THE SUCCESSOR TRUSTEE WITH RESPECT TO DELIVERY OF ANY REQUEST, DEMAND, AUTHORIZATION, DIRECTION, NOTICE, CONSENT, WAIVER OR ACT OF HOLDERS OR OTHER DOCUMENT AT THE CORPORATE TRUST OFFICE OF THE SUCCESSOR TRUSTEE:

Delaware Trust Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808
Attention: Trust Administration

Email: trustadmin@delawaretrust.com

Facsimile: (302) 636-8666

IF TO THE SUCCESSOR TRUSTEE WITH RESPECT TO THE PLACE OF PRESENTATION OR SURRENDER OF NOTES:

Delaware Trust Company

           c/o Corporation Service Company

           1180 Avenue of the Americas

           New York, New York 10036

Email: trustadmin@delawaretrust.com

With a copy to:

Arent Fox LLP

1675 Broadway

New York, New York 10019-5820

Attention: Leah M. Eisenberg

Facsimile: (212) 484-3990

TO THE RESIGNING TRUSTEE:

U.S. Bank National Association
Global Corporate Trust Services

5555 San Filipe Street, 11th Floor

Houston, Texas 77056-2701

Attention: Steven A. Finklea, Vice President

Facsimile: (713) 235-9213

TO THE ISSUER:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Chief Financial Officer

Facsimile: (713) 783-3523

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002-5200

Attention: David P. Elder

Facsimile: (713) 236-0822

12.Effectiveness.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar and Paying Agent and the

appointment of the Successor Trustee as Registrar and Paying Agent under the Indenture shall be effective 10 business days after the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Sanchez Energy Corporation, as Issuer

By /s/ Antonio R. Sanchez, III

Name: Antonio R. Sanchez, III

  Its CEO

U.S. Bank National Association, as Resigning Trustee

By /s/ Steven A. Finklea, CCTS

Name: Steven A. Finklea, CCTS

  Its Vice President

Delaware Trust Company, as Successor Trustee

By /s/ Alan R. Halpern

Name: Alan R. Halpern

   Its Vice President

EXHIBIT A

[Delaware Trust Company Letterhead]

Notice to Holders of Sanchez Energy Corporation (the “Issuer”) 6.125% Senior Notes due 2023 (the “Notes”):

Cusip Numbers:

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL HOLDERS OF THE SUBJECT NOTES.  IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE NOTES IN A TIMELY MANNER.

Reference is hereby made to that certain Indenture, dated as of June 27, 2014 (as supplemented, modified or amended from time to time, the “Indenture”), by and among the Issuer, each of the Guarantors named in the Indenture, and U.S. Bank National Association, as Trustee, pursuant to which the above-referenced Notes were issued and are outstanding.

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indenture that U.S. Bank National Association has resigned as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture.

NOTICE IS HEREBY FURTHER GIVEN, pursuant to Section 7.08 of the Indenture, that the Issuer has appointed Delaware Trust Company, whose corporate trust office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, as Successor Trustee, Notes Custodian, Registrar, and Paying Agent under the Indenture, and Delaware Trust Company has accepted such appointment.

NOTICE IS HEREBY FURTHER GIVEN that U.S. Bank National Association’s resignation as Trustee and Delaware Trust Company’s appointment as Successor Trustee were effective as of the opening of business on May 20, 2016.  U.S. Bank National Association’s resignation as Registrar and Paying Agent, and Delaware Trust Company’s appointment as Notes Custodian, Registrar and Paying Agent will be effective as of the opening of business on May 20, 2016.

Dated:  May 20, 2016

Delaware Trust Company,

as Successor Trustee

EXHIBIT B

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1. Executed copy of the Indenture.

2. Certified list of noteholders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered noteholders, the computer tape reflecting the identity of such noteholders).

3. Copies of any official notices sent by the Resigning Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the Resigning Trustee’s most recent annual report to Holders, if any.

4. Original Global Notes.
5. Such other non-confidential, unprivileged documents or information as the Successor Trustee may reasonably request on or after the Effective Date.